Exhibit (a)(1)(H)

Integra LifeSciences Announces Acceptance of Shares Tendered into Offer for Derma Sciences, Inc.

Plainsboro, NJ – (GLOBE NEWSWIRE) – February 23, 2017 – Integra LifeSciences Holdings Corporation (“Integra”; NASDAQ:IART), a global leader in medical technology, announced today that its tender offer by its wholly-owned subsidiary, Integra Derma, Inc. (“Offeror”), to purchase all outstanding common and preferred shares of Derma Sciences, Inc. (“Derma Sciences”; NASDAQ:DSCI) at an offer price of $7.00 per share for Derma Sciences’ common stock, $32.00 per share for Derma Sciences’ Series A Convertible Preferred Stock and $48.00 per share for Derma Sciences’ Series B Convertible Preferred Stock, expired as scheduled at 12:00 midnight, New York City time, on Wednesday, February 22, 2017. The tender offer was made pursuant to an Offer to Purchase, dated January 25, 2017, and in connection with the Agreement and Plan of Merger, dated January 10, 2017, among Integra, Offeror and Derma Sciences (the “Merger Agreement”), which Integra and Derma Sciences previously announced on January 10, 2017.

Broadridge Corporate Issuer Solutions, Inc., the depositary for the tender offer, has advised Integra that, as of the expiration of the tender offer, a total of 24,271,885 shares of Derma Sciences common stock, 17,440 shares of Derma Sciences’ Series A Convertible Preferred Stock and 53,059 of Derma Sciences’ Series B Convertible Preferred Stock were validly tendered in the tender offer representing approximately 85.7% of the outstanding voting power of the shares, 93.8% of the Series A Convertible Preferred Stock, and 96.9% of the Series B Convertible Preferred Stock. The Offeror has accepted for payment all shares that were validly tendered prior to expiration of the tender offer, and payment for such shares will be made promptly, in accordance with the terms of the tender offer.

Integra intends to effect the merger of the Offeror with and into Derma Sciences, with Derma Sciences surviving as an indirect wholly owned subsidiary of Integra, promptly, in accordance with the Merger Agreement. Pursuant to the Merger Agreement, each share of capital stock of Derma Sciences issued and outstanding immediately prior to the effective time of the merger (other than shares (a) irrevocably accepted for payment in the tender offer, (b) shares held in the treasury of Derma Sciences, (c) shares owned by Integra or any direct or indirect subsidiary of Integra (including Offeror) or Derma Sciences immediately prior to the effective time of the merger, or (d) shares with respect to which appraisal rights were properly exercised under the DGCL) not validly tendered and purchased in the tender offer will be converted into the right to receive the same per-share price paid in the tender offer, without interest, subject to any withholding of taxes required by applicable law. Following the merger, Derma Sciences’ common stock will cease to be traded on the NASDAQ.

About Integra

Integra LifeSciences Holdings Corporation, a world leader in medical technology, is dedicated to limiting uncertainty for clinicians, so they can concentrate on providing the best patient care. Integra offers innovative solutions, including leading plastic and regenerative technologies, in specialty surgical solutions, orthopedics and tissue technologies. For more information, please visit www.integralife.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements that include, among other things, statements about Integra’s beliefs and expectations, statements about Integra’s proposed acquisition of Derma Sciences, including expectations regarding the growth and success of the combined entity. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises”, “projects,” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. Factors that may materially affect such forward-looking statements include: Integra’s ability to realize the anticipated benefits of the tender offer and the merger. For further details and a discussion of these and other risks and uncertainties, please see Integra’s public filings with the Securities and Exchange Commission, including the company’s latest periodic reports on Form 10-K and 10-Q. Integra does not undertake, and specifically disclaims, any obligation to publicly update or amend any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACT: Integra LifeSciences Holdings Corporation

Investors

Angela Steinway

609-936-2268

angela.steinway@integralife.com

Michael Beaulieu

609-750-2827

michael.beaulieu@integralife.com

Media

Laurene Isip

609-750-7984

laurene.isip@integralife.com